EXHIBIT 31.2
CERTIFICATIONS
I, Roger A. Derse, certify that:
1.	I have reviewed this Amendment No. 1 to the annual report on Form 10-K/A of White Electronic Designs Corporation; and

2.
Based on my knowledge, this Amendment No. 1 to the annual report does not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Amendment No. 1 to the annual report.

Date: January 26, 2009

/s/Roger A. Derse
Roger A. Derse
Interim Office of the President, Vice President and Chief Financial Officer